Exhibit 99.2

ALTRIA PRESENTS AT THE BARCLAYS BACK-TO-SCHOOL CONSUMER CONFERENCE

RICHMOND, Va. - September 5, 2012 - Altria Group, Inc. (Altria) (NYSE: MO) is participating in the Barclays Back-To-School Consumer Conference in Boston, Massachusetts today. During the presentation, Marty Barrington, Altria's Chairman and Chief Executive Officer, and Howard Willard, Altria's Executive Vice President and Chief Financial Officer, will highlight the strengths of Altria's diverse business model and review the company's plans to continue delivering strong returns to its shareholders.
The presentation is being webcast live at altria.com in a listen-only mode, beginning at approximately 11:15 a.m., Eastern Time. A copy of the business presentation and remarks, as well as a replay of the audio webcast of the remarks, will be available at altria.com through December 31, 2012.
2012 Full-Year EPS Guidance
Altria revises its 2012 full-year guidance for reported diluted EPS from a range of $2.01 to $2.05 to a range of $2.03 to $2.07, reflecting a $0.02 income tax benefit primarily attributable to the reversal of tax reserves and associated interest related to the closure at the end of August 2012 of the Internal Revenue Service audit of the 2004 to 2006 tax years. The revised forecast reflects estimated total net expenses of $0.16 per share as shown in Table 1 below, consisting of the loss on early extinguishment of debt and asset impairment, exit and implementation costs related to the current cost reduction program, partially offset by SABMiller plc (SABMiller) special items, a Philip Morris Capital Corporation (PMCC) leveraged lease benefit and the income tax benefit discussed above.
Altria reaffirms its 2012 full-year guidance for adjusted diluted EPS, which excludes special items shown in Table 1 below, to be in the range of $2.19 to $2.23, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.05 per share in 2011.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year adjusted to reported diluted EPS are shown in Table 1 below.

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Table 1 - Altria's Full-Year Earnings Per Share Guidance Excluding Special Items
	Full Year
	2012 Guidance			2011	Change
Reported diluted EPS	$2.03	to	$2.07	$1.64	24%	to	26%
Loss on early extinguishment of debt			0.28	—
Asset impairment, exit, integration and implementation costs			0.02	0.07
SABMiller special items			(0.09)	0.03
PMCC leveraged lease (benefit) charge			(0.03)	0.30
Tax items*			(0.02)	(0.04)
Tobacco and health judgments			—	0.05
Adjusted diluted EPS	$2.19	to	$2.23	$2.05	7%	to	9%
* Excludes the tax impact of the PMCC leveraged lease (benefit) charge.
Altria's Profile
Altria directly or indirectly owns 100% of each of Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and PMCC. Altria holds a continuing economic and voting interest in SABMiller.
The brand portfolios of Altria's tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle, Columbia Crest and Stag's Leap Wine Cellars, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at altria.com.
Forward-Looking and Cautionary Statements
This press release and today's remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release and today's remarks are described in Altria's publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the period ended June 30, 2012.
These factors include the following: Altria's tobacco businesses (PM USA, USSTC and Middleton) being subject to significant competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria's tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new products and markets within and potentially outside the United States; to broaden brand portfolios in order to compete effectively; and to improve productivity.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies' understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc

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